EXHIBIT 10.2

Amendment to the Toll Bros., Inc.

Nonqualified Deferred Compensation Plan

(Effective as of January 1, 2005)

WHEREAS, Toll Bros., Inc. (the “Company”) adopted the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective as of November 15, 2001, for the purpose of providing certain of the Company’s eligible employees with deferred compensation benefits.

WHEREAS, the Company desires to amend the Plan in order to ensure its continued compliance with applicable tax laws, including changes made by the addition to the Internal Revenue Code of 1986, as amended (the “Code”), of Section 409A by the American Jobs Creation Act of 2004.

WHEREAS, Article 9 of the Plan permits the amendment of the Plan by the Company by action of the Company’s Board of Directors.

WHEREAS, the amendment to the Plan made hereby will not deprive any Participant or beneficiary of any right accrued under the Plan prior to the date hereof, such that their consent to this amendment is not required.

NOW, THEREFORE, effective as of January 1, 2005, the Plan is amended as follows (terms not otherwise defined herein shall have the meanings given to them in the Plan):

1. The Plan is hereby amended by the addition of the following new Section 3.1(c) at the end of Section 3.1, to read:

“(c) Notwithstanding anything herein to the contrary, no Deferral Election Form filed by a Participant shall become effective any earlier than is permissible consistent with the requirements set forth in Code Section 409A(a)(4), proposed Treasury Regulation Sections 1.409A-1, 2, 3, 6, IRS Notice 2005-1 (to the extent such guidance continues to be treated as in effect by the Internal Revenue Service) and such other final regulations or other guidance that may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements. Any such effective Deferral Election Form shall not be revocable except to the extent revocation is permissible under Code Section 409A and related guidance. In general, the limitations of this Section 3.1(c) shall be applied so as to require that all elections to defer Compensation earned by reason of services performed for the Company during a Plan Year must be filed before the first day of such Plan Year to be effective, and may only be revoked with respect to the automatic renewal of such Deferral Election Form for subsequent Plan Years by means of filing a revocation before the first day of such subsequent Plan Year. Notwithstanding the foregoing general provisions of Section 3.1(c), to the extent permissible under Code Section 409A and applicable regulations or other guidance, an election by a Participant that would defer payments of bonus compensation may be made after the beginning of the period to which such bonus compensation relates, if such election is permitted under such rules as may be established by the Committee from time to time.”

2. The following additional Section 5.5 is hereby added at the end of Article 5, to read:

“5.5 SPECIAL RULES RELATED TO CODE SECTION 409A. Notwithstanding anything in the Plan to the contrary, with respect to any portion of a Participant’s benefit under the Plan attributable to deferrals of Compensation made on or after January 1, 2005 or is otherwise subject to the applicable provisions of Code Section 409A, the following rules shall be applicable:

(a) No unscheduled distributions shall be made as otherwise permitted under Section 5.2 hereof (Immediate Distribution; Ten Percent Penalty);

(b) Any distribution made by reason of a Participant’s termination of employment with the Employer shall, if such Participant is a “specified employee” (as that term is defined in Code Section 409A(a)(2)(B)(i)), not be made until six months after the date of such Participant’s “separation from service” (as that term is used for purposes of Code Section 409A(a)(2)(B)(i));

(c) To the extent any payment of benefits to a Participant is delayed by reason of the preceding rule applicable to “specified employees,” such Participant’s Compensation Deferral Account shall continue to be credited with deemed investment returns, earning, gains and losses in the same manner as Compensation Deferral Accounts are credited for Participants who have not terminated employment with the Employer;

(d) In the event a Participant desires to extend a previously elected payment date to a subsequent date, such election shall be permitted only if the election to make such modification to such elected payment date is filed at least 12 months prior to the date the distribution would have been paid (or the date the first distribution would have been paid out of a series of distributions), and such modification results in a deferral of payment (or distribution commencement) for at least five years. For these purposes, a distribution of benefits in a series of installments shall be treated, consistent with applicable guidance issued pursuant to Code Section 409A, as a single payment distributed as of the date such series of payments is to commence; and

(e) No distribution on account of a financial hardship as otherwise permitted under Section 5.3 shall be permitted unless such financial hardship qualifies as an “unforeseeable emergency” (as that term is used for purposes of Code Section 409A(a)(2)(iv)), and only to the extent permissible under Code Section 409A and applicable regulations promulgated thereunder.”

3. The following additional paragraph is added at the end of Section 6.5, to read:

“Notwithstanding anything in this Section 6.5 to the contrary, to the extent any portion of a Participant’s benefit under the Plan is attributable to deferrals of Compensation made on or after January 1, 2005 or is otherwise subject to the applicable provisions of Code Section 409A, no distribution shall be made by reason of the occurrence of a Change in Control unless the event that constitutes a Change in Control hereunder also qualifies as a “change in the ownership or effective control of the corporation” as that phrase is used for purposes of Code Section 409A, and then only to the extent and in the manner permissible under Code Section 409A(a)(2)(A)(v), and applicable regulations promulgated thereunder. In addition, no Participant shall be permitted to waive his or her right to receive the portion of his or her Change in Control distribution that is attributable to deferrals of Compensation made on or after January 1, 2005 or is otherwise subject to the applicable provisions of Code Section 409A.”

4. The following new Section 12.5 is added at the end of Article 12, to read:

“12.5 INTENT TO COMPLY WITH CODE SECTION 409A. The Plan, as amended, is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements so as to avoid the imposition of tax on participants under Code Section 409A(a), and shall in all instances be interpreted in a manner consistent with such intent. The provisions of the Plan that relate to Code Section 409A are intended to be applicable only to benefits under the Plan that are attributable to deferrals that are made or that become vested on or after January 1, 2005, and no material modification to the Plan is intended to have been made with respect to deferrals made and vested prior to January 1, 2005 for the express purpose of preserving the status of such benefits as grandfathered, or otherwise exempt from the applicability of Code Section 409A.”

5. In all other respect the Plan remains in full force and effect without change.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment by the Company, it has caused the same to be executed by a duly authorized officer this 15th day of June, 2006.

TOLL BROS., INC.
By:	Joel H. Rassman

Name: Joel H. Rassman
Title: Chief Financial Officer, Executive Vice President, Assistant Secretary and Treasurer